UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 15, 2020

HUNTINGTON INGALLS INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Washington Avenue Newport News Virginia	23607
(Address of principal executive offices)	(Zip Code)

(757) 380-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Huntington Ingalls Industries, Inc. (the “Company”) has announced that Christopher D. Kastner, Executive Vice President and Chief Financial Officer, has been elected by the board of directors to a newly created position, Executive Vice President and Chief Operating Officer, effective as of February 12, 2021. The Company also announced that Thomas E. Stiehle, Vice President and Chief Financial Officer of the Company’s Ingalls Shipbuilding division, has been elected by the board of directors to succeed Mr. Kastner as Executive Vice President and Chief Financial Officer, effective as of February 12, 2021.

Mr. Kastner, 57, has served as Executive Vice President and Chief Financial Officer since March 2016. Prior to that and from August 2012, he served as Corporate Vice President and General Manager, Corporate Development. Prior to that and following the Company’s spin-off from Northrop Grumman Corporation in March 2011, Mr. Kastner served as Vice President and Chief Financial Officer of Ingalls Shipbuilding.

Mr. Stiehle, 55, has served as Vice President and Chief Financial Officer of Ingalls Shipbuilding since August 2012. Prior to that and following the Company’s spin-off from Northrop Grumman Corporation in March 2011, he served as Vice President, Contracts and Pricing, for Ingalls Shipbuilding.

Messrs. Kastner and Stiehle currently receive annual grants of restricted performance stock rights (“RPSRs”) under the Company’s 2012 Long-Term Incentive Stock Plan (“LTIP”), described in the Company’s proxy statement for its 2020 Annual Meeting of Stockholders filed on March 16, 2020 (the “Proxy Statement”), and participate in the Company’s cash Annual Incentive Plan (“AIP”), described in the Proxy Statement. In connection with election to their respective new positions, the annual base salaries of Messrs. Kastner and Stiehle were increased by the Compensation Committee of the board of directors to correspond with the respective increases in their responsibilities, and their target RPSR grants under the LTIP and target cash bonus amounts under the AIP were increased. Mr. Kastner’s annual target RPSR grants under the LTIP were increased from $1.5 million to $2.0 million, and his annual target cash bonus amount under the AIP was increased from 75% to 90% of his annual base salary. Mr. Stiehle’s annual target RPSR grants under the LTIP were increased from $270,000 to $1.0 million, and his annual target cash bonus amount under the AIP was increased from 40% to 75% of his annual base salary.

Neither Mr. Kastner nor Mr. Stiehle has any family relationships with any executive officer, director or other employee of the Company, and neither has any material interest in any transaction or proposed transactions of the Company.

A copy of the press release announcing Mr. Kastner’s election and Stiehle’s election is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On December 15, 2020, the Company’s board of directors approved amendments (the “Amendments”), effective immediately, to the Company’s Code of Ethics and Business Conduct (the “Code of Ethics”). Among other changes, the Amendments:

•	updated the introductory letter from the Company’s Chief Executive Officer;

•	under Section 1.2, merged INTEGRITY and HONESTY into one value called INTEGRITY, added a new value called RESPECT and added a clarifying sentence into the definition of PERFORMANCE;

•	under Section 1.4, added SECURITY as an expectation of Company employees;

•

under Section 1.6, added: Work with your business unit’s contracts organization to ensure compliance with all applicable corporate and business unit procedures as a responsibility when working in any country;

•

under Section 2.1, added: In addition, be sure to routinely follow up via the OpenLine number or web portal for follow-up questions related to your report to ensure a timely investigation under Reporting Anonymously;

•

under Section 2.2, added: discrimination, harassment, progressing and work completion issues, mishandling of classified information or personal information, health and safety violations, and suppliers not complying with applicable laws or their contractual obligations to list of concerns to be reported;

•	under Section 2.2, added contact information for Department of Homeland Security Hotline;

•	partially rewrote Section 3.7 for clarity to describe when business courtesies are acceptable; and

•	rewrote Section 6.4 to remove references to specific laws and instead reinforce that bribery, improper influence, and corruption are prohibited.

In addition, throughout the document Huntington Ingalls Industries was changed to HII, Labor Relations was added as a point of contact for questions or concerns and references to Australian laws, policies, and agencies were added where appropriate.

The Code of Ethics can be found on the Company’s internet website at www.huntingtoningalls.com under “Investor Relations—Company Information—Leadership and Governance.”

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description

99.1	Press Release Dated December 18, 2020

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC.

Date: December 18, 2020	By:	/s/ Charles R. Monroe, Jr.
Charles R. Monroe, Jr. Corporate Vice President, Associate General Counsel and Secretary